Exhibit 5.2

[Letterhead of Morris, Nichols, Arsht & Tunnell]

January 12, 2005

Boston Private Capital Trust I

    c/o Borel Private Bank & Trust Company

    160 Bovet Road

    San Mateo, CA 94402

Re:	Boston Private Capital Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel to Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and Boston Private Capital Trust I, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the Registration Statement (and the prospectus forming a part thereof) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) by the Company and the Trust on January 11, 2005 (the “Registration Statement”) relating to the registration with the Commission of the Preferred Securities of the Trust. The Preferred Securities have been issued pursuant to (i) the Purchase Agreement dated as of October 5, 2004 among the Initial Purchasers (as defined therein), the Trust and the Company (the “Purchase Agreement”) and (ii) the Amended and Restated Declaration of Trust of the Trust dated as of October 12, 2003 (the “Governing Instrument”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Governing Instrument.

In rendering this opinion, we have examined and relied upon copies of the following documents in the forms provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware on October 5, 2004 (the “Trust Certificate”); the Declaration of Trust of the Trust dated as of October 5, 2004 (the “Original Governing Instrument”); the Governing Instrument; Certificate Number PS-002 Evidencing 4.875% Preferred Securities of the Trust; the Indenture dated as of October 12, 2004 between the Company and SunTrust Bank, as debenture trustee; the Guarantee Agreement dated as of October 12, 2004 between the Company and SunTrust Bank, as trustee, as amended by the First Amendment to the Guarantee Agreement dated as of November 1, 2004 between the Company and SunTrust Bank; the Purchase Agreement; the Registration Rights Agreement dated as of October 12, 2004 among the Trust, the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and as representative for the other Initial Purchasers; the Offering Memorandum of the Trust dated as of October 5, 2004 (the “Offering Memorandum”); and the Registration Statement. In such examinations, we have assumed the

Boston Private Capital Trust I

January 12, 2005

genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents (including, without limitation, the due authorization, execution and delivery of the Governing Instrument and the Purchase Agreement by the parties thereto prior to the first issuance of the Preferred Securities); (iii) that the required consideration for the Preferred Securities has been paid in accordance with the terms and conditions of the Governing Instrument, the Purchase Agreement and the Offering Memorandum and that the Preferred Securities have otherwise been issued and sold to, and held or transferred by, the Holders of the Preferred Securities (and any subsequent transferee), and all transfers have been made, in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, the Purchase Agreement and the Offering Memorandum; (iv) that none of the Preferred Securities has been called for redemption, redeemed, converted, exchanged or canceled (except in connection with a permitted transfer) and all of the Preferred Securities remain outstanding; (v) that no event has occurred subsequent to the filing of the Trust Certificate and the issuance of all Preferred Securities that would cause a dissolution or liquidation of the Trust under the Original Governing Instrument or the Governing Instrument, as applicable; (vi) that the activities of the Trust have been and will be conducted in accordance with the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (vii) that the Initial Purchaser of Common Securities has directed the Administrative Trustees to take the actions contemplated by Section 3.6(b) of the Governing Instrument; and (viii) that the documents examined by us are in full force and effect, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed there are no other documents contrary to or inconsistent with the opinion expressed herein. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We express no opinion as to, and assume no responsibility for, the Registration Statement or any other offering materials relating to the Preferred Securities. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Preferred Securities constitute validly issued and, subject to the terms of the Governing Instrument, fully paid and non-assessable beneficial interests in the assets of the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading “LEGAL

Boston Private Capital Trust I

January 12, 2005

MATTERS” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL

/s/ Louis G. Hering

Louis G. Hering